                                                                       Exhibit 6
                            STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT, dated as of January 13, 2000 (this "Stockholders Agreement"), by and among Alex J. Mandl ("Mr. Mandl"), Liberty
-----------------------                                 ---------
Media Corporation, a Delaware corporation ("Liberty Media") (solely for purposes
                                            -------------
of Section 2(b)), Telcom-DTS Investors, L.L.C., a Delaware limited liability company ("Telcom") and, as of the Effective Time, as defined below, Microwave
          ------
Services, Inc., a Delaware corporation ("MSI").
                                         ---

          WHEREAS, Teligent, Inc., a Delaware corporation (the "Company"),
                                                                -------
Telcom, the members of Telcom, Digital Services Corporation, a Virginia corporation ("DSC"), MSI, and the Associated Group, Inc., a Delaware corporation
              ---
("AGI"), are parties to an agreement (the "Registration Rights Agreement") dated
  ---                                      -----------------------------
as of September 29, 1997, providing for certain rights and obligations of Telcom, DSC, MSI and AGI relating to their ownership interests in the Company;

          WHEREAS, on June 1, 1999, Liberty Media and AGI announced that they had signed a definitive merger agreement, dated as of May 28, 1999 (the "Merger
                                                                         ------
Agreement"), pursuant to which, among other things, AGI will be acquired in a
---------
stock-for-stock merger with a subsidiary of AT&T Corp. (the "Merger") and MSI
                                                             ------
will become an indirect wholly owned subsidiary of Liberty AGI, Inc. a Delaware corporation ("LAGI");
              ----

          WHEREAS, LAGI is an affiliate of Liberty, and, as of the Effective Time, MSI will be an Affiliate (as defined below) of Liberty;

          WHEREAS, as contemplated by the Merger Agreement, immediately prior to the Effective Time, two of the current five representatives of MSI on the Board of Directors (the "Board") of the Company will resign and MSI, as the sole
                   -----
holder of Class B-Series 1 Common Stock of the Company, will fill the resulting vacancies with two persons selected by Liberty Media (the "Liberty Nominees");
                                                           ----------------
and

          WHEREAS, the parties hereto desire to establish certain arrangements regarding the governance of the Company at and after the effective time (the "Effective Time") of the Merger.
---------------

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

          Section 1.  Definitions.  Capitalized terms used herein and not
                      ------------
otherwise defined shall have the meanings ascribed to them in the Registration Rights Agreement.

          (a) "Independent Person" means a person who, prior to and as of the time of such person's initial nomination and election or appointment as a director of the

Company, and at all times during such person's incumbency as a director, does not have any substantial business or other financial relationship (other than de minimis shareholdings in the Company, Telcom and/or MSI and their respective Affiliates) with any of the parties or their respective Affiliates. For purposes of this definition, such nominee may be a board member with Mr. Mandl on the boards of other companies, and such relationship shall not, in and of itself, be considered a "substantial business relationship."

          (b) "Additional Designee" shall be a person elected or appointed to fill a vacancy on the Board that results from an event described in Section 3(g) below, which person at the time of his or her initial nomination and election or appointment meets the following requirements: such person is an Independent Person who is acceptable to each of (i) the Telcom Designees on the Board, (ii) the MSI Designees on the Board and (iii) at least one other director. As provided under Section 3(b) below, there may be more than one Additional Designee on the Board at any time.

          (c) "Liberty Designees" means three persons designated from time to time by MSI.

          (d) "Telcom Designees" means two persons designated from time to time by Telcom. So long as Telcom, by virtue of its beneficial ownership of Series B-2 common stock of the Company, is entitled to designate one director, such Series B-2 director shall be one of the two Telcom Designees.

          (e) "Designees" means the Additional Designees, the Liberty Designees and the Telcom Designees.

          (f) "Affiliate" means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. Notwithstanding the foregoing, the parties hereto understand and agree that neither AT&T Corp. nor any subsidiary of AT&T Corp. that is not a member of the Liberty Media Group shall be deemed to be an Affiliate of any person that is a member of the Liberty Media Group, except that, for purposes of the definition of Independent Person and for purposes of Section 5(b), AT&T Corp. and its subsidiaries shall be deemed to be Affiliates of MSI for so long as AT&T Corp. directly or indirectly owns more than 50% of the voting stock of MSI. For purposes of this definition, Liberty Media Group shall include, without limitation, Liberty Media, LAGI and, following the Effective Time, MSI.

          (g)  "Stockholder" means each of Telcom, MSI and Mr. Mandl.

          Section 2.  Composition of the Board.
                      ------------------------

          (a) The parties hereto agree that each of the following events (the occurrence of each of which shall be mutually conditioned upon the occurrence of the others) shall occur or become effective immediately after the Effective
Time:

                                  Exhibit I-2

          (i) two of the five representatives of MSI on the Board (including the MSI representative appointed to the Board in connection with the closing of the sale of the Company's 7 3/4% convertible preferred stock (the "Company Preferred Stock"), but excluding the Liberty Nominees), shall
           -----------------------
     resign;

          (ii) the Board shall adopt resolutions reducing the size of the Board to eight and filling the remaining vacancy on the Board created by the resignations described in clause (i) above with a Telcom Designee;

          (iii) all of the Class B-Series 1 Common Stock of the Company will convert into Class A Common Stock of the Company;

          (iv)  MSI will become a party to this Agreement; and

          (v)   Telcom, on behalf of itself and DSC, will waive compliance with
     Section 2(c)(i) of the Registration Rights Agreement.

          (b) The parties hereto agree to take and cause their respective Affiliates and designated representatives on the Board to take all action within its or their collective control and power necessary to ensure that, if the Effective Time occurs, the events described in Section 2(a) above occur immediately thereafter. Without limiting the generality of the foregoing, Liberty Media covenants and agrees to cause MSI to become a party hereto at the Effective Time by executing and delivering a counterpart of this Stockholders Agreement to the other parties.

          (c) Telcom hereby acknowledges and agrees, on behalf of itself and DSC, that the occurrence of the events contemplated by Section 2(a) of this Stockholders Agreement will satisfy the requirements of Section 2 of the Registration Rights Agreement, as such requirements relate to the transactions contemplated by the Merger Agreement.

          Section 3.  Covenants.
                      ---------

          The Stockholders shall, and shall cause their respective Affiliates and their designated representatives on the Board to, from and after the Effective Time, take all action within their collective control and power (including, without limitation, (i) convening meetings of the Company's Board of Directors, and (ii) if necessary, the voting of shares of Company common stock owned directly or indirectly by such Stockholder or by an Affiliate thereof) necessary to ensure that:

          (a)   the size of the Board shall be eight members;

          (b) the Stockholders and their Affiliates comply with the provisions of Section 8 of the November 1997 Agreement (as defined in Section 6 below), provided that, if Mr. Mandl is no longer Chief Executive Officer of the Company,
-------- ----
the Stockholders shall, and shall cause their respective Affiliates and their designated representatives on the Board to, take all action within their collective control and power necessary to ensure

                                  Exhibit I-3
that the person selected as Chief Executive Officer of the Company meets the requirements for an Additional Designee;

          (c) each of MSI and Telcom nominates their respective Designees and the Stockholders vote, and cause their respective Affiliates to vote, to elect the Designees as, and to cause the Designees to be, directors of the Company in accordance herewith at all times following, the Effective Time, and such Designees are not removed as directors unless the Stockholder who nominated any such Designee ("Nominator") determines he/she should be removed (in which case
                ---------
he/she shall be removed and replaced by a new Designee by the Nominator);

          (d) each of the Designees shall continue to be nominated and elected as a director of the Company and to be a director of the Company until the Termination Date;

          (e) any vacancy in the seat on the Board held by a Designee, which vacancy occurs subsequent to the Effective Time, shall be filled by the respective Nominator with another Designee immediately;

          (f) as soon as practicable after the Effective Time, the Company's Certificate of Incorporation shall be amended to add the following proviso to the end of the last sentence of Article Sixth thereof:

          "; provided further, that stockholders shall be entitled to act by written consent in accordance with Section 228 of the DGCL without regard to any of the foregoing restrictions in order to implement or enforce the
     provisions of the Stockholders Agreement dated as of January      , 2000,
     by and among Alex J. Mandl, Liberty Media Corporation, Microwave Services, Inc. and Telcom-DTS Investors, L.L.C.";

          (g) in the event that any of the following events occur: (i) the beneficial owner of the Class B-Series 3 Common Stock is no longer entitled to designate a Series B-3 director; (ii) the investors in the Company Preferred Stock who are entitled to designate a director (the "HMTF Director") are no
                                                     -------------
longer entitled to designate the HMTF Director; (iii) Mr. Mandl is no longer a member of the Board; or (iv) an Additional Designee resigns or is removed, then, in each such case, the resulting director vacancy shall be filled with a person that meets the requirements for an Additional Designee within 30 days of the Stockholders' obtaining knowledge of such vacancy; and

          (h) no action is taken which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of any provision contained herein.

          Section 4.  No Inconsistent Agreements.  Each Stockholder hereby
                      --------------------------
covenants and agrees that neither it nor any of its Affiliates shall enter into any voting agreement or grant a proxy or power of attorney with respect to the shares of voting stock of the Company it beneficially owns which is inconsistent with this Stockholders

                                  Exhibit I-4

Agreement. Each party hereby represents and warrants that this Stockholders
Agreement:

          (a)   has been duly authorized, executed and delivered by such party;
and

          (b) is a binding obligation of such party, enforceable against such party in accordance with its terms and does not require the consent of any person not a party hereto to be effective to bind such party and the shares of the Company common stock held by such party or any Affiliate thereof.

          Section 5.  Transfer of  Shares.  (a)  Except as set forth in (b)
                       -------------------
below and subject to the provisions of Section 10 below, each Stockholder and its Affiliates shall be free to sell and otherwise transfer any and all of their shares of Company stock free and clear of any obligations set forth herein; provided, however, that in the case of a transfer of all of the remaining shares of Company stock owned by a Stockholder and its Affiliates, such Stockholder shall no longer be a party hereunder.

          (b) Notwithstanding the foregoing sentence, (i) Telcom agrees that this Stockholders Agreement and the rights and obligations hereunder shall attach to each of the shares of voting stock of the Company it beneficially owns and shall be binding upon any Affiliates of Telcom to which legal or beneficial ownership shall pass whether by sale, transfer or operation of law and (ii) MSI (upon its becoming a signatory hereto) agrees that this Stockholders Agreement and the rights and obligations hereunder shall attach to each of the shares of voting stock of the Company it beneficially owns and shall be binding upon any Affiliate of MSI to which legal or beneficial ownership shall pass whether by sale, transfer or operation of law (provided that beneficial ownership of such shares shall not be deemed to pass as a result of a change in ownership of MSI if after such change MSI continues to be the record owner of such shares and is a member of the Liberty Media Group).

          Section 6.  Information and Consultation Rights.  The parties hereby
                       -----------------------------------
agree that for the term of this Agreement, so long as MSI (upon its becoming a signatory hereto) and Telcom, respectively, remain a party hereto and are in compliance with the provisions hereof, the Company will (a) use reasonable efforts to provide regular information to, consult with and obtain the advice of each of their Designees, respectively, in connection with ordinary decisions of the Board of Directors and (b) have Consultation (as such term is defined in the Stockholders' Agreement dated November 26, 1997 among the Company, MSI, Telcom, NTTA&T Investment Inc. and NTT ("November 1997 Agreement") with each of MSI and
                                 -----------------------
Telcom for any Consultation Event (as such term is defined in the November 1997 Agreement).

          Section 7.  Effectiveness; Termination.  Except as otherwise expressly
                      --------------------------
provided herein and except for Sections 2(b) and 2(c) and this Section 7, which shall become effective upon execution and delivery hereof, this Stockholders Agreement shall become effective as of the Effective Time. This Stockholders Agreement shall terminate at the close of business on the earliest of (i) the consummation of a merger transaction in

                                  Exhibit I-5
which all of the outstanding shares of Common Stock of the Company are acquired by any party, (ii) September 30, 2001, (iii) September 30, 2000 (in the case of a written agreement between MSI and Telcom prior to such date, providing that this Stockholders Agreement shall be terminated as of September 30, 2000) and
(iv) the date on which the Merger Agreement is terminated if the Merger is not consummated, provided that if this Stockholders Agreement is terminated pursuant to this clause (iv), this Stockholders Agreement shall become effective again if Liberty Media or any of its Affiliates and AGI or any of its Affiliates thereafter and prior to the occurrence of an event specified in (i), (ii) or
(iii) above, enter into any agreement similar to the Merger Agreement (the earliest of (i), (ii), (iii) or (iv), the "Termination Date").
                                           ----------------

          Section 8.  Notices.  All notices, requests, claims, demands and other
                      -------
communications under this Stockholders Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile (transmission confirmed), by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

          if to Mr. Mandl

          c/o Teligent, Inc.
          8065 Leesburg Pike
          Vienna, VA 22182
          Telecopier No.: (703) 762-5222;

          with a copy to

          Teligent, Inc.
          8065 Leesburg Pike
          Vienna, VA 22182
          Telecopier No.: (703) 762-5227
          Attention: General Counsel;

          if to MSI or Liberty Media

          Liberty Media Corporation
          9197 South Peoria Street
          Englewood, CO 80112
          Telecopier No.:  (720) 875-5382
          Attention:  General Counsel;

                                 Exhibit I-6
          if to Telcom

          Telcom Ventures, L.L.C.
          211 North Union Street, Suite 300
          Alexandria, VA 22314
          Telecopier No.: (703) 706-3801
          Attention: President and General Counsel

          Section 9.  Severability.  If any term or other provision of this
                      ------------
Stockholders Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Stockholders Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Stockholders Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Stockholders Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Stockholders Agreement be consummated as originally contemplated to the fullest extent possible.

          Section 10. Entire Agreement; Assignment.  This Stockholders
                      ----------------------------
Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided, however, the parties expressly agree that the terms and conditions of the November 1997 Agreement are in no manner amended, modified or waived by this Stockholders Agreement. Except as expressly set forth herein, the provisions of the Registration Rights Agreement shall not be amended, modified or waived by this Stockholders Agreement. This Stockholders Agreement and all of the rights, interests and obligations under this Stockholders Agreement may only be assigned by MSI or Telcom, respectively, in connection with a transfer by MSI or Telcom, respectively, of all, but not less than all, of the shares of voting stock of the Company held by the transferor at the time of such transfer to the transferee; provided, that in connection with any such transfer, MSI or Telcom, as applicable, shall require such transferee to unconditionally agree in writing to become a "party" and a "Stockholder" for purposes of this Stockholders Agreement and to be bound by the terms and conditions hereof ; provided, further, that such shares of voting stock of the Company being transferred must represent in the aggregate no less than 25% of the voting stock of the Company beneficially owned by MSI or Telcom, as applicable, as of the Effective Time (as adjusted for stock splits, stock dividends, reverse stock splits and similar events). Notwithstanding the foregoing or any other provisions of this Stockholders Agreement, in no event shall any transferee acquiring shares from a Stockholder in connection with a bona fide public offering or a Rule 144 sale become or be required to become a party hereto or bound hereby. Any purported assignment in violation of this
Section 10 shall be void.

                                  Exhibit I-7

          Section 11.  Parties in Interest; Certain Events. Except as
                       -----------------------------------
specifically set forth in Sections 4 and 10 this Stockholders Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stockholders Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholders Agreement.

          Section 12.  Specific Performance.  The parties hereto agree that
                       --------------------
irreparable damage would occur in the event any provision of this Stockholders Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 13.  Governing Law.  This Stockholders Agreement shall be
                       -------------
governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of laws of such State.

          Section 14.  Consent to Jurisdiction.  (a)  Subject to Section 18
                       -----------------------
hereof, each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Stockholders Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Stockholders Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 14 shall affect the right of any party to serve legal process in any other manner permitted by law.

          Section 15.  Headings.  The descriptive headings contained in this
                       --------
Stockholders Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Stockholders Agreement.

          Section 16.  Amendments.  This Stockholders Agreement may be amended
                       ----------
or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by each party waiving compliance.

          Section 17.  Counterparts.  This Stockholders Agreement may be
                       ------------
executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                 Exhibit I-8

          Section 18.  WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY
                       --------------------
WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS STOCKHOLDERS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                                  Exhibit I-9

          IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Stockholders Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

                              ALEX J. MANDL,

                                by

                                  __________________________________
                                  Alex J. Mandl

                              TELCOM-DTS INVESTORS, L.L.C.,

                                by

                                  ___________________________________
                                  Name:
                                  Title:


                              LIBERTY MEDIA CORPORATION,
                              (for purposes of Section 2(b) only)

                                by

                                  ___________________________________
                                  Name:
                                  Title:

                              As of the Effective Time: MICROWAVE SERVICES,
                              INC.,

                                by


                                  ____________________________________
                                  Name:
                                  Title:


                                 Exhibit I-10